Exhibit 99.1

fastly

Q2 2020 | August 5, 2020

Shareholder Letter

Exhibit 99.1
Record Growth Driven by Strong Execution
Revenue up 62% Year-over-Year; Raised Guidance

Q2 2020 Highlights:
•Strong top-line growth with revenue of $75 million, up 62% year-over-year
•Dollar-Based Net Expansion Rate (DBNER) of 137%, up from 133% in Q1 20201
•Net Retention Rate (NRR) of 138%, up from 130% in Q1 20202
•Total customer count increased to 1,951 up from 1,837 in Q1 2020 — the largest quarterly growth since IPO
◦ Total enterprise customer count of 304, up from 297 in Q1 2020
•Average enterprise customer spend of approximately $716,000, up from $642,000 in Q1 20203
•Enterprise customers generated 88% of our trailing twelve-month total revenue, consistent with Q1 2020
•GAAP gross margin of 60.2%, up from 55.0% in Q2 2019; non-GAAP gross margin, which excludes stock-based compensation, of 61.7% up from 55.6% in Q2 20194
•GAAP operating loss of $14 million, compared to GAAP operating loss of $12 million for Q2 2019; non-GAAP operating income of $2 million, up from non-GAAP operating loss of $9 million in Q2 20194
•GAAP basic and diluted net loss per share of $0.14, up from GAAP basic and diluted net loss per share of $0.26 in Q2 2019; non-GAAP basic and diluted income per share of $0.02, up from non-GAAP basic and diluted net loss per share of $0.16 in Q2 20194
•Adjusted EBITDA of $7 million, up from ($6) million for Q2 20194 — first positive quarter
•Capital expenditures of $3.1 million, or 4% of revenue5
•Raised full-year 2020 guidance

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1 We calculate Dollar Based Net Expansion Rate by dividing the revenue for a given period from customers who remained customers as of the last day of the given period (the “current” period) by the revenue from the same customers for the same period measured one year prior (the “base” period). The revenue included in the current period excludes revenue from (i) customers that churned after the end of the base period and (ii) new customers that entered into a customer agreement after the end of the base period.
2 Net Retention Rate measures the net change in monthly revenue from existing customers in the last month of the period (the “current" period month) compared to the last month of the same period one year prior (the “prior" period month”). The revenue included in the current period month includes revenue from (i) revenue contraction due to billing decreases or customer churn, (ii) revenue expansion due to billing increases, but excludes revenue from new customers. We calculate Net Retention Rate by dividing the revenue from the current period month by the revenue in the prior period month.
Our LTM Net Retention Rate, intended to be supplemental to our Net Retention Rate, was 136% for the period ended June 30, 2020.
We calculate LTM Net Retention Rate by dividing the total customer revenue for the prior twelve month period (“prior 12-month period”) ending at the beginning of the last twelve month period (“LTM period”) minus revenue contraction due to billing decreases or customer churn, plus revenue expansion due to billing increases during the LTM period from the same customers by the total prior 12-month period revenue. We believe the LTM Net Retention Rate is supplemental as it removes some of the volatility that is inherent in a usage-based business model.
3 Calculated based on trailing twelve-months.
4 For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation table at the end of this letter.
5 Capital Expenditures are defined as cash used for purchases of property and equipment and capitalized internal-use software, as reflected in our statement of cash flows.

Exhibit 99.1
To Our Shareholders

Q2 was another exceptionally strong quarter for Fastly in a world that continues to rapidly change. The structural and societal changes resulting from the global pandemic continues to significantly accelerate the need for organizations to prioritize their digital transformation. We are in some of the most uncertain times in modern history, but we now clearly see that the major shift to digital will be long lasting. The need for a trustworthy and modern edge platform has never been more significant. Developers and SecOps are at the heart of this transformation ─ and they can only drive it effectively if they can build quickly and securely. We believe in developer and SecOps empowerment, community investment, and building products that solve for innovative use cases. That, and a rich internal culture of trust and safety are all essential as companies digitally transform. We partner with developers and SecOps to create simplified, frictionless, fast, and secure solutions at scale to support the evolving needs of their customers. Fastly is in a unique position to be a transformative force for our customers as they navigate this new environment.

During this turbulent time, our platform plays an instrumental role in supporting tens of thousands of websites that deliver content to billions of users around the world. I am proud of the efforts across the entire company as we continue to seamlessly deliver record traffic, efficiently scale our network, and innovate to deliver secure solutions to address our customers’ evolving needs.

The trust our customers place in us and the strength of our edge cloud platform continues to show in our results. We delivered another quarter of solid execution, thanks to our team’s continued focus and performance. Despite the challenging environment, we won new customers, expanded enterprise spend, delivered operating leverage, and bolstered our balance sheet. These results were driven primarily by continued strong fundamentals of our core business, which were further enhanced by elevated traffic levels across the internet and our platform as people continued to stay home.

We generated $75 million in revenue, up 62% year-over-year, and grew our total customer count to 1,951 from 1,837 in the previous quarter ─ the largest quarterly increase since our IPO. We also increased our enterprise customer count to 304 from 297 in the previous quarter.

We continued to drive expansion within our customer base with a DBNER of 137%1 and our average enterprise customer spend increased to $716,000 from $642,0002 in the previous quarter. Our non-GAAP gross margin was 61.7%3, demonstrating increased leverage of our software defined network, realizing over 600 basis points of operating leverage improvement year-over-year. This quarter marked a significant shift towards profitability, generating nearly $7 million of adjusted EBITDA3, up from ($6) million in Q2 2019 ─ our first positive quarter. Lastly, our unique software-defined network allows us to be as efficient as possible with our capital expenditures.

Looking ahead, we believe Fastly will continue to be the modern platform of choice for innovative companies that are prioritizing their digital transformations to set themselves up for long-term sustainability and success. Developers now more than ever need to build differentiation at the edge and rapidly adopt new architectures. For this reason, we will keep investing in our network and offerings ─ Compute@Edge and security ─ to best support their evolving needs.

Despite the economic uncertainty, we remain confident in the demand for our mission-critical services and the continued momentum of our business for the remainder of 2020 and the years to come. As such, we have raised guidance for 2020 and expect to make further progress on our path to profitability.

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1We calculate Dollar Based Net Expansion Rate by dividing the revenue for a given period from customers who remained customers as of the last day of the given period (the “current” period) by the revenue from the same customers for the same period measured one year prior (the “base” period). The revenue included in the current period excludes revenue from (i) customers that churned after the end of the base period and (ii) new customers that entered into a customer agreement after the end of the base period.
2Calculated based on trailing twelve-months.
3For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation table at the end of this letter.

Exhibit 99.1
Edge and Serverless Innovations Continue as Customer Interest Grows

Fastly's new and enhanced products continue to set us apart in meeting our customers' diverse and changing needs. Our customers are enthusiastically embracing the real-time, serverless architecture of Compute@Edge in beta for their high-performance applications and we continue to see interesting use cases. We are on track and expect to expand the availability of Compute@Edge. In Q2 2020, we enriched Compute@Edge with valuable new observability features, including ─ logging, tracing, and granular, real-time metrics. These features bring observability to the forefront of the serverless compute environment.

This quarter, we also launched a significantly enhanced Developer Hub. Developers are the driving force behind most experience-based digital transformation projects, and they want ─ and need ─ ready access to tools that empower them to innovate quickly. That’s where Fastly’s Developer Hub comes in ─ it’s a dedicated site for developers to access product information, documents, support, and pre-built blocks of code, as well as sign up for Compute@Edge if they want to build in our new serverless compute environment. As we expand the availability of Compute@Edge from beta in November, we will make this functionality more widely available by sharing the code with developers on our Developer Hub.

Developers can only build fast and fearlessly if they can build securely, which is why we continue to invest heavily in security. As code and apps become more distributed, the edge is evolving into an essential place to secure websites and applications. Ensuring security as an equal consideration to performance and speed is becoming even more crucial. To that end, in this quarter, we delivered new key security features including Fastly Flow Control. This new feature acts like a speed governor in a car, preventing damage to businesses. It helps mitigate abuse and downtime caused by bots and scrapers, and will be the foundation for our anti-automation and bot mitigation in future releases. We will continue to prioritize security investments and look forward to updating you on our progress in future quarters.

Exhibit 99.1
Innovation in the Era of Digital Transformation Is Driving Customer Wins

Despite these turbulent times, we grew our total customer count to 1,951 in Q2 2020, up from 1,837 in the previous quarter ─ our largest quarterly increase since our IPO. We believe the ongoing pandemic has permanently accelerated the need for businesses to focus on digital transformation. Industry leaders and developers across all verticals and geographies are increasingly moving more mission-critical functions to the edge to achieve better performance, scale, and security. We are focused on helping them adapt their business needs as they evolve. This quarter we won new business across multiple verticals including education services, online retail, mobile apps delivering wellness to users, and early adopters of Apple’s Low Latency HLS streaming protocol.

Key highlights include:
•As education shifts to remote learning, a top U.S. university chose Fastly to help transition parts of their curriculum;
•As brick-and-mortar shifts to ecommerce, a leading U.K. furniture retailer migrated to Fastly, implementing our WAF and Image Optimization services on a short timeline and accelerating their transition to online retail. They are leveraging our edge application logic to easily accommodate their existing architecture and add A/B testing at the edge;
•As wellness at home becomes more prominent, a mobile app rapidly adapted to unanticipated popularity by implementing Fastly’s offerings to ensure high-quality delivery to its customers while leveraging our partner integrations to reduce their cloud egress costs;
•As streaming at home becomes the prevailing standard for the consumption of content, a leading European broadcast solutions provider selected Fastly’s Media Shield to power a new cloud service for global broadcasters seeking to leverage Apple’s Low Latency HTTP Live Streaming for OTT delivery of live TV; and
•As online gaming becomes a popular choice for entertainment at home, a developer of massively multiplayer online (MMO) games chose Fastly to optimize and accelerate in-game assets and interactivity to over 75 million of their browser and mobile casual games customers.

We are well-positioned to partner and grow with companies that continue to innovate at the edge as their trustworthy and modern platform of choice.

Exhibit 99.1

Continued Momentum with Strong Enterprise Customer Growth

Enterprise customers (defined as spending $100,000 or more in a twelve-month period) continue to be our primary revenue driver, generating 88% of our trailing twelve-month revenue for the calendar year. We focus on partnering with large companies that have the capability and available budget to increase engagement on our platform. We highly value these customers because they tend to have the quickest ramp in usage and the highest demand for ancillary products and features, as well as the ability to provide us with a certain degree of visibility and stability relative to other market segments in uncertain times.

During Q2 2020, we further expanded our enterprise customer base. This was driven by further adoption of our platform by both new and existing large customers. We increased our enterprise customer count to 304 from 297 in the previous quarter, increased our Dollar-Based Net Expansion Rate (DBNER) to 137%1, as well as increased our average enterprise customer spend to $716,000 from $642,0002 in the previous quarter. Even though enterprise customer count can be impacted by a number of factors that impact spending, including customer consolidation and usage variation, we were pleased to see a net increase in our number of enterprise customers. The increase in spending is due primarily to their usage on our platform and further adoption of optimization and security products such as Media Shield, Cloud Optimizer, WAF, and our TLS services.

In addition to our growing enterprise count, our strong DBNER results reflect the success of our land and expand strategy. Once a customer chooses to utilize our platform, our historical experience is that they realize our value and migrate more traffic or purchase more software solutions. To illustrate, in the second quarter, we won significant additional business with a leading global payments company that onboarded onto our platform at the beginning of the year. This customer added Security and Dynamic Site Acceleration services to their core offerings and has continued to move more application logic to our edge enabling it to move faster and securely on its digital transformation journey.

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1 We calculate Dollar Based Net Expansion Rate by dividing the revenue for a given period from customers who remained customers as of the last day of the given period (the “current” period) by the revenue from the same customers for the same period measured one year prior (the “base” period). The revenue included in the current period excludes revenue from (i) customers that churned after the end of the base period and (ii) new customers that entered into a customer agreement after the end of the base period.
2 Calculated based on trailing twelve-months.

Exhibit 99.1
In Q2 2020, we also saw increased activity from our platform partners and customers providing SaaS and PaaS services that are enabling digital transformation and empowering developers with greater agility and efficiency. We are able to successfully navigate the inherent COVID-19 challenges posed by small-to-medium sized businesses by primarily serving them through large platforms. In the quarter, we also continued to see social media, streaming, and news sites further their reliance on our platform, as the ongoing pandemic caused people to stay home through the second quarter and consume and share more content over the internet.

Further demonstrating the stickiness of our edge cloud platform and the loyalty of our customers, we delivered a Net Retention Rate1 (NRR) of 138% in Q2 2020. NRR measures the net change in monthly revenue from existing customers in the last month of the period compared to the last month of the same period one year prior, and includes revenue contraction due to billing decreases or customer churn, revenue expansion due to billing increases, but excludes revenue from new customers.

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1 Net Retention Rate measures the net change in monthly revenue from existing customers in the last month of the period (the “current" period month) compared to the last month of the same period one year prior (the “prior" period month”). The revenue included in the current period month includes revenue from (i) revenue contraction due to billing decreases or customer churn, (ii) revenue expansion due to billing increases, but excludes revenue from new customers. We calculate Net Retention Rate by dividing the revenue from the current period month by the revenue in the prior period month.

Exhibit 99.1
Investing in Our Edge Cloud Platform

Unlike legacy CDNs that focus only on basic functions, content, and network volume, the modern architecture of Fastly’s edge cloud platform allows us to continually evolve to meet the compute and performance demands of today’s data-rich applications and the agile developers who build them.

Despite these uncertain times, we are innovating and scaling our platform efficiently and continue to build capacity at a record pace to meet market demand. As of Q2 2020, we were in 55 markets, providing access to 100 Tb/sec. of global network capacity, representing 35% growth since the beginning of the year. To ensure the safety of our employees, adhere to travel restrictions, and to minimize operational constraints, during the second quarter, we focused on augmenting our capacity in these established markets. While we did not experience any negative supply chain impacts during the quarter, we will continue to closely monitor and are prepared to make any necessary adjustments should today’s macro challenges continue for an extended period of time.

Our proactive approach to network expansion will continue to be a critical component of our growth. As we announced in June 2020, we added the talented team from Tesuto, as well as their virtual emulating technology, further augmenting Fastly’s ability to scale and rapidly deploy our secure global platform. With this technology, we can create sandbox environments that simulate our entire network, providing a view into the potential impact of a deployment cycle before it is put into production. We believe this network “staging environment” can help us improve network design, streamline hardware and software deployments, and enhance our efficiency as we continue to scale and grow.

Exhibit 99.1
Delivering Operating Leverage

We remain confident in our path to profitability over time despite the current economic uncertainty. In Q2 2020, we made significant progress and generated $7 million of adjusted EBITDA1, up from ($6) million in Q2 2019 ─ which represents our first positive quarter. This incremental leverage is due to the efficiency of our platform, modern technology, and delayed spending due to COVID-19 impacts.

We remain extremely focused on innovation, system efficiency, and better system design to improve our network. We expect these improvements to reduce computing requirements for common workloads, increase overall POP capacity, and ultimately increase the amount of revenue per server.

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1For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation table at the end of this letter.

Exhibit 99.1
Financial Discussion

Revenue

Total revenue for Q2 2020 increased 62% year-over-year to $75 million and was primarily driven by further adoption of our modern edge platform and products by new and existing enterprise organizations across multiple geographies and verticals. Additionally, revenue was supplemented by increased internet usage as social distancing measures continued through Q2 2020.

Customer Count

As of Q2 2020, total customer count increased to 1,951 from 1,837 in Q1 2020. Total enterprise customer count also increased to 304 from 297 in Q1 2020 and accounts for 88% of our trailing twelve-month total revenue.

Gross Margin

GAAP gross margin was 60.2% for Q2 2020, up from 55.0% in Q2 2019. Excluding stock-based compensation, non-GAAP gross margin in Q2 2020 was 61.7%, up from 55.6% in Q2 2019.

Expenses

Research and development expenses were $17 million in Q2 2020, or 22% of revenue, up from $11 million, or 24% of revenue in Q2 2019. The increase was primarily driven by an increase in headcount and personnel-related investments geared toward innovating new products and features to produce next-generation edge computing solutions.

Sales and marketing expenses were $25 million in Q2 2020, representing 33% of revenue, up from $17 million, or 37% of revenue in Q2 2019. The increase was primarily driven by an increase in headcount and personnel-related costs to drive future enterprise customer acquisition growth, as well as to encourage further use of our platform by existing customers.

General and administrative expenses were $18 million in Q2 2020, or 24% of revenue, up from $9 million, or 19% of revenue in Q2 2019. The higher expense was primarily driven by an increase in headcount and personnel-related costs to support the growth of our operations as a public company.

In total, our operating expenses for Q2 2020 were $59 million, or 80% of revenue, compared to $37 million, or 80% of revenue in Q2 2019.

We generated a GAAP operating loss for Q2 2020 of $14 million, or 19% of revenue, compared to GAAP operating loss of $12 million, or 25% of revenue in Q2 2019. Non-GAAP operating income for Q2 2020 was $2 million, or 2% of revenue, compared to non-GAAP operating loss of $9 million, or 20% of revenue in Q2 2019.

Net Loss

GAAP net loss for Q2 2020 was $14 million, or $0.14 loss per basic and diluted shares, compared to net loss of $16 million and $0.26 loss per basic and diluted shares in Q2 2019. Non-GAAP net income for Q2 2020 was $2 million, or $0.02 income per basic and diluted shares, compared to non-GAAP net loss of $10 million, or $0.16 loss per basic and diluted shares in Q2 2019. For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation table at the end of this letter.

Exhibit 99.1
Balance Sheet, Capital Expenditures, and Cash Flow

We ended Q2 2020 with $454 million in cash, restricted cash, and investments in marketable securities, which includes proceeds of $275 million, net of underwriting fees, from our follow-on offering in May 2020. In this uncertain economic environment, we're pleased with our continued strong balance sheet and liquidity. Cash used in operations was $9 million in the quarter, which was primarily driven by an increase in accounts receivable, a majority of which have been paid in Q3. Capital expenditures, or cash used for purchases of property and equipment and capitalized internal-use software, were $3 million in Q2 2020, representing 4% of total revenue, down from $12 million or 19% of total revenue last quarter. Free Cash Flow was ($12) million in Q2 2020. For additional context, please refer to the free cash flow table at the end of this letter.

Exhibit 99.1
Q3 and Full-Year 2020 Guidance

As we mentioned earlier, our strong fundamentals drove continued customer expansion on our platform bolstered by elevated traffic levels across the internet as people continued to stay home. Despite the current global economic uncertainty, we remain optimistic about the demand for our mission-critical services and the underlying growth of our business into Q3 and future periods. Accordingly, we raised guidance for the full year 2020.

Gross margin will continue to be affected by the timing of personnel and infrastructure investments, along with the seasonal fluctuations of platform usage by our customers. Despite the uncertain economic environment, we remain confident in our ability to deliver incremental annual gross margin expansion as we continue to scale and deliver innovative security and edge computing solutions.

As we continue to invest in the business in 2020 through global network expansion, we continue to expect annual capital expenditures as a percentage of revenue to be approximately 13% to 14% of revenue ⏤ similar to full-year 2018. Long-term, we expect capital expenditures to approach 10% of revenue on a calendar year basis.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures for our Q3 and Full Year 2020 Business Outlook is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, many of these costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for Q2 2020 in the reconciliation table at the end of this letter.

Exhibit 99.1
Quarterly Conference Call

We will host a live Q&A session at 2:00 p.m. PT / 5:00 p.m. ET on Wednesday, August 5, 2020, to discuss these financial results. To participate in the live call, please dial (833) 968-2077 (U.S. / Canada) or (236) 714-2139 (International) and provide conference ID 4799269. A live webcast of the call will be available at https://investors.fastly.com and will be archived on our site following the call.

In closing, I want to express my optimism during this time of upheaval. Every day at this company, I see my fellow Fastlyans not only work to best serve our customers, but also to create positive change in the world around us. I think I speak for all of us when I say that we are honored to partner with our customers at the forefront of the digital transformation because we all believe that it will provide better access to essential tools, information, and human connection.

Thank you for reading our letter, and we look forward to your questions on our call this afternoon.

Sincerely,

Joshua Bixby
CEO

Exhibit 99.1
Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or Fastly's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Fastly's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Fastly’s future financial and operating performance, including its outlook and guidance; Fastly's strategies, product, and business plans, including its ability to scale and assist its customers and platform partners to grow; Fastly’s investment in future product offerings, such as security products; statements regarding Fastly's investments in revenue, marketing and demand generation, and the impact of such investments on its business; statements regarding the performance of Fastly's platform; statements regarding Fastly’s projections for achieving profitability; and Fastly's expectations regarding the expansion of its customer base, including the growth and usage of its customers, and the effects of the COVID-19 pandemic. Fastly's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Fastly is unable to attract and retain customers; Fastly's existing customers and partners do not maintain or increase usage of Fastly's platform; Fastly's platform and product features do not meet expectations, including due to interruptions, security breaches, delays in performance or other similar problems; Fastly is unable to adapt to meet evolving market and customer demands and rapid technological change; Fastly is unable to comply with modified or new industry standards, laws and regulations; Fastly is unable to generate sufficient revenues to achieve or sustain profitability; Fastly’s limited operating history makes it difficult to evaluate its prospects and future operating results; Fastly is unable to effectively manage its growth; and Fastly is unable to compete effectively. The forward-looking statements contained in this shareholder letter are also subject to other risks and uncertainties, including those more fully described in Fastly's Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and other filings and reports that we may file from time to time with the SEC. The forward-looking statements in this letter to shareholders are based on information available to Fastly as of the date hereof and Fastly disclaims any obligation to update any forward-looking statements, except as required by law.

Exhibit 99.1
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses the following non-GAAP measures of financial performance: non-GAAP gross profit, non-GAAP gross margin, non-GAAP net loss, non-GAAP basic and diluted net loss per common share, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, free cash flow and adjusted EBITDA. The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In addition, these non-GAAP financial measures may be different from the non-GAAP financial measures used by other companies. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Management compensates for these limitations by reconciling these non-GAAP financial measures to the most comparable GAAP financial measures within our earnings releases.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP research and development, non-GAAP sales and marketing, and non-GAAP general and administrative differ from GAAP in that they exclude stock-based compensation expense. Non-GAAP net loss and non-GAAP basic and diluted net loss per common share differ from GAAP in that they exclude stock-based compensation expense, interest expense related to the acceleration of deferred debt issuance costs due to the early repayment of debt, and other expense related to the mark-to-market of our convertible preferred warrant liability immediately prior to our initial public offering ("IPO").

Adjusted EBITDA: Adjusted EBITDA excludes stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, other expense, net, and income taxes.

Capital Expenditures: cash used for purchases of property and equipment and capitalized internal-use software, as reflected in our statement of cash flows.

Depreciation and Amortization Expense: consists of non-cash charges that can be affected by the timing and magnitude of asset purchases. Depreciation and amortization expense is included in the following cost and expense line items of our GAAP presentation: cost of revenue, research and development, sales and marketing, and general and administrative. Management considers its operating results without amortization expense when evaluating its ongoing non-GAAP performance and without depreciation and amortization expense when evaluating its ongoing adjusted EBITDA performance because these charges are non-cash expenses that can be affected by the timing and magnitude of asset purchases and may not be reflective of our core business, ongoing operating results, or future outlook.

Free Cash Flow: calculated as net cash used in operating activities less capital expenditures.

Interest Expense: consists primarily of interest expense related to our debt instruments. Management considers its operating results without interest expense associated with the acceleration of deferred debt issuance costs associated with early repayment of debt when evaluating its ongoing non-GAAP performance and without total interest expense when evaluating its ongoing adjusted EBITDA performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Interest Income: consists primarily of interest income related to our marketable securities. Management considers its adjusted EBITDA results without this activity when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Income Taxes: consists of expenses recognized related to state and foreign income taxes. Management considers its adjusted EBITDA results without these charges when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Exhibit 99.1

Non-GAAP Operating Loss: calculated as GAAP revenue less non-GAAP cost of revenue and non-GAAP operating expenses.

Other Income (Expense), Net: consists primarily of other expenses related to mark- to-market adjustments of our convertible preferred stock warrant liabilities. Upon the closing of the IPO, the warrants to purchase shares of preferred stock were converted into warrants to purchase shares of our common stock. As a result, the warrant liability was remeasured a final time immediately prior to the IPO and reclassified to additional paid in capital within stockholders’ deficit. Management considers its operating results without other expense associated with the mark-to-market adjustments included in other expense, net, when evaluating its ongoing non-GAAP performance and without total other expense, net when evaluating its ongoing adjusted EBITDA performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Stock-based Compensation Expense: consists of expenses for stock options, restricted stock units, and Employee Stock Purchase Plan (“ESPP”) under our equity incentive plans. Stock-based compensation is included in the following cost and expense line items of our GAAP presentation: cost of revenue, research and development, sales and marketing, and general and administrative.

Although stock-based compensation is an expense for the Company and is viewed as a form of compensation, management excludes stock-based compensation from our non- GAAP measures and adjusted EBITDA results for purposes of evaluating our continuing operating performance primarily because it is a non-cash expense not believed by management to be reflective of our core business, ongoing operating results, or future outlook. In addition, the value of stock-based instruments is determined using formulas that incorporate variables, such as market volatility, that are beyond our control.

Management believes these non-GAAP financial measures and adjusted EBITDA serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods and to those of peer companies, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current financial performance.

In the financial tables below, the Company provides a reconciliation of the most comparable GAAP financial measure to the historical non-GAAP financial measures used in this shareholder letter.

Exhibit 99.1
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue	$74,663	$46,173	$137,587	$91,729
Cost of revenue(1)	29,697	20,784	56,962	40,502
Gross profit	44,966	25,389	80,625	51,227
Operating expenses:
Research and development(1)	16,655	11,244	30,953	21,420
Sales and marketing(1)	24,680	16,906	43,848	31,945
General and administrative(1)	18,069	8,920	32,238	17,620
Total operating expenses	59,404	37,070	107,039	70,985
Loss from operations	(14,438)	(11,681)	(26,414)	(19,758)
Interest income	378	861	1,097	1,277
Interest expense	(371)	(2,989)	(687)	(4,224)
Other income (expense), net	(53)	(1,696)	349	(2,472)
Loss before income taxes	(14,484)	(15,505)	(25,655)	(25,177)
Income taxes	(24)	82	795	137
Net loss	$(14,460)	$(15,587)	$(26,450)	$(25,314)
Net loss per share attributable to common stockholders, basic and diluted	$(0.14)	$(0.26)	$(0.27)	$(0.59)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	99,835	59,781	97,618	42,599
__________

(1)Includes stock-based compensation expense as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Cost of revenue	$1,090	$293	$1,705	$437
Research and development	4,053	714	5,724	1,146
Sales and marketing	7,076	596	8,559	965
General and administrative	4,062	640	6,622	1,162
Total	$16,281	$2,243	$22,610	$3,710

Exhibit 99.1
Condensed Consolidated Balance Sheets
(in thousands)

	As of June 30, 2020	As of December 31, 2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$257,418	$16,142
Marketable securities	126,607	114,967
Accounts receivable, net	58,331	37,136
Restricted cash	70,087	70,087
Prepaid expenses and other current assets	12,974	10,991
Total current assets	525,417	249,323
Property and equipment, net	65,836	60,037
Goodwill	347	372
Intangible assets, net	2,864	1,125
Other assets	13,400	10,112
Total assets	$607,864	$320,969
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,087	$4,602
Accrued expenses	22,631	19,878
Current portion of long-term debt	5,188	4,472
Other current liabilities	4,402	8,169
Total current liabilities	38,308	37,121
Long-term debt, less current portion	24,858	25,158
Other long-term liabilities	2,533	1,038
Total liabilities	65,699	63,317
Stockholders’ equity:
Class A and Class B common stock	2	2
Additional paid-in capital	760,237	449,463
Accumulated other comprehensive income	385	196
Accumulated deficit	(218,459)	(192,009)
Total stockholders’ equity	542,165	257,652
Total liabilities and stockholders’ equity	$607,864	$320,969

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(14,460)	$(15,587)	$(26,450)	$(25,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,729	3,886	9,444	7,624
Amortization of deferred rent	1,287	3,968	1,491	3,985
Amortization of debt issuance costs	19	1,657	38	1,816
Stock-based compensation	16,281	2,243	22,610	3,710
Provision for doubtful accounts	866	(533)	1,016	69
Change in fair value of preferred stock warrant liabilities	—	1,698	—	2,404
Other adjustments	19	(176)	(20)	(400)
Interest paid on capital leases	(149)	(94)	(268)	(171)
Loss on disposal of property and equipment	—	3	—	39
Changes in operating assets and liabilities:
Accounts receivable	(16,180)	704	(22,211)	(3,882)
Prepaid expenses and other current assets	(835)	(2,278)	(1,983)	(3,209)
Other assets	(1,888)	(3,106)	(3,288)	(4,966)
Accounts payable	(1,748)	1,584	1,364	3,270
Accrued expenses	4,121	794	2,626	287
Other liabilities	(843)	(328)	(336)	(910)
Net cash used in operating activities	(8,781)	(5,565)	(15,967)	(15,648)
Cash flows from investing activities:
Purchase of marketable securities	(56,187)	(12,574)	(56,187)	(32,662)
Sale of marketable securities	—	—	—	3,578
Maturities of marketable securities	23,501	26,356	44,901	44,056
Purchases of property and equipment	(2,329)	(3,497)	(12,550)	(7,522)
Capitalized internal-use software	(744)	(948)	(2,181)	(1,707)
Purchase of intangible assets	(1,811)	(636)	(1,811)	(636)
Net cash provided by (used in) investing activities	(37,570)	8,701	(27,828)	5,107
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting fees	—	192,510	—	192,510
Payments of costs related to initial public offering	—	(3,653)	—	(3,653)
Proceeds from follow-on public offering, net of underwriting fees	274,896	—	274,896	—
Payments of costs related to follow-on public offering	(173)	—	(173)	—
Repayments of notes payable	—	(2,500)	—	(4,988)
Repayments of capital leases	(1,050)	(340)	(2,591)	(676)
Proceeds from employee stock purchase plan	2,031	810	4,164	810
Proceeds from exercise of vested stock options	5,657	1,891	8,831	2,530
Proceeds from early exercise of stock options	—	270	—	520
Proceeds from payment of stockholder note	—	62	—	74
Net cash provided by financing activities	281,361	189,050	285,127	187,127
Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(93)	9	(56)	1
Net increase in cash, cash equivalents, and restricted cash	234,917	192,195	241,276	176,587
Cash, cash equivalents, and restricted cash at beginning of period	92,588	21,355	86,229	36,963
Cash, cash equivalents, and restricted cash at end of period	$327,505	$213,550	$327,505	$213,550
Reconciliation of cash, cash equivalents, and restricted cash as shown in the statements of cash flows
Cash and cash equivalents	$257,418	$213,463	$257,418	$213,463
Restricted cash included in prepaid and other current assets line item of Condensed Consolidated Balance Sheets	$70,087	$87	$70,087	$87
Total cash, cash equivalents, and restricted cash	$327,505	$213,550	$327,505	$213,550

Exhibit 99.1
Free Cash Flow
(in thousands, unaudited)

	Quarter ended				Year ended	Quarter ended
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q4 2019	Q1 2020	Q2 2020

Cash flow used in operations	$(10,083)	$(5,565)	$(12,595)	$(3,060)	$(31,303)	$(7,186)	$(8,781)
Capital expenditures(1)	(4,784)	(4,445)	(4,389)	(5,847)	(19,465)	(11,658)	(3,073)
Free Cash Flow(2)	$(14,867)	$(10,010)	$(16,984)	$(8,907)	$(50,768)	$(18,844)	$(11,854)

__________
(1)Capital Expenditures are defined as cash used for purchases of property and equipment and capitalized internal-use software, as reflected in our statement of cash flows.
(2)As of Q3 2019, we started disclosing Free Cash Flow, which is defined as cash flow from operating activities less capital expenditures.

Exhibit 99.1
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Gross Profit
GAAP gross profit	$44,966	$25,389	$80,625	$51,227
Stock-based compensation—Cost of revenue	1,090	293	1,705	437
Non-GAAP gross profit	$46,056	$25,682	$82,330	$51,664
Non-GAAP gross margin	61.7%	55.6%	59.8%	56.3%

Research and development
GAAP research and development	$16,655	$11,244	$30,953	$21,420
Stock-based compensation	(4,053)	(714)	(5,724)	(1,146)
Non-GAAP research and development	$12,602	$10,530	$25,229	$20,274

Sales and marketing
GAAP sales and marketing	$24,680	$16,906	$43,848	$31,945
Stock-based compensation	(7,076)	(596)	(8,559)	(965)
Non-GAAP sales and marketing	$17,604	$16,310	$35,289	$30,980

General and administrative
GAAP general and administrative	$18,069	$8,920	$32,238	$17,620
Stock-based compensation	(4,062)	(640)	(6,622)	(1,162)
Non-GAAP general and administrative	$14,007	$8,280	$25,616	$16,458

Operating income (loss)
GAAP operating loss	$(14,438)	$(11,681)	$(26,414)	$(19,758)
Stock-based compensation	16,281	2,243	22,610	3,710
Non-GAAP operating income (loss)	$1,843	$(9,438)	$(3,804)	$(16,048)

Net income (loss)
GAAP net loss	$(14,460)	$(15,587)	$(26,450)	$(25,314)
Stock-based compensation	16,281	2,243	22,610	3,710
Interest expense—acceleration of deferred debt costs due to early repayment	—	1,785	—	1,785
Other expense—mark-to-market warrant liability	—	1,698	—	2,404
Non-GAAP net income (loss)	$1,821	$(9,861)	$(3,840)	$(17,415)

Non-GAAP net income (loss) per common share—basic	$0.02	$(0.16)	$(0.04)	$(0.41)
Non-GAAP net income (loss) per common share—diluted	$0.02	$(0.16)	$(0.04)	$(0.41)

GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, basic	99,835	59,781	97,618	42,599
Effect of dilutive securities (1)	10,054	—	—	—
Non-GAAP weighted-average shares used to compute Non-GAAP net income per share attributable to common stockholders, diluted	109,889	59,781	97,618	42,599

__________
(1) For periods presented with a net loss, the effect of the dilutive securities have been excluded from the calculation because their effect would have been anti-dilutive.

Exhibit 99.1

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA
GAAP net loss	$(14,460)	$(15,587)	$(26,450)	$(25,314)
Stock-based compensation	16,281	2,243	22,610	3,710
Depreciation and amortization	4,729	3,886	9,444	7,624
Interest income	(378)	(861)	(1,097)	(1,277)
Interest expense	371	2,989	687	4,224
Other (income) expense, net	53	1,696	(349)	2,472
Income taxes	(24)	82	795	137
Adjusted EBITDA	$6,572	$(5,552)	$5,640	$(8,424)